UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2012

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire		03801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2012, Jennifer M. Gray was elected to the Board of Directors of Bottomline Technologies (de), Inc. (“Bottomline” or the “Company”) as a Class III director. Ms. Gray will participate in the Company’s standard non-employee director compensation program, which is described in the Company’s proxy statement filed October 7, 2011 and under Item 8.01 below.

Item 8.01.	Other Events.

Stock Repurchase Program

Also on May 17, 2012, Bottomline announced that its Board of Directors has authorized the repurchase of up to $20 million of the Company’s common stock from time to time, on the open market or in privately negotiated transactions. This program replaces the company’s stock repurchase program announced in 2008.

The timing and amount of any shares repurchased will be determined by Bottomline’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

Non-Employee Director Compensation Modification

In February 2012, Bottomline’s Board of Directors modified the Company’s non-employee director program to reduce the number of shares granted to a new director upon his or her election to the Board. Under the modified program, each of Bottomline’s non-employee directors receives a restricted stock award of 4,000 shares of the Company’s common stock upon his or her initial election to the Board and on the date of each annual meeting of the Company’s stockholders. Each of these awards vests in full on the first anniversary of its grant date. In addition, equity awards to the Company’s non-employee directors vest in full upon a change in control, which for this purpose is generally defined as an acquisition of Bottomline through a merger or consolidation, Bottomline’s liquidation or the sale of substantially all of its assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

May 21, 2012	By:	/s/ Eric K. Morgan
Eric K. Morgan
Vice President, Global Controller